SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☑ Definitive Additional Materials
☐ Soliciting Material under Rule 14a-12

TRW INC.

(Name of Registrant as Specified In Its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

The Definitive Additional Materials filed herewith relate both to TRW’s Special Meeting of Shareholders scheduled for April 22, 2002 and to TRW’s Annual Meeting of Shareholders scheduled for April 24, 2002. TRW’s proxy statement for the Special Meeting of Shareholders was filed on April 2, 2002 on Schedule 14A and TRW’s proxy statement for the Annual Meeting of Shareholders was filed on March 4, 2002 on Schedule 14A.

April 10, 2002

Dear Fellow Shareholder:

With only two weeks left before TRW’s Annual Meeting of Shareholders, it is important that you act now to protect the value of your investment. WE URGE YOU TO VOTE AGAINST NORTHROP GRUMMAN’S THREE SELF-SERVING PROPOSALS BY SIGNING, DATING AND RETURNING TODAY THE ENCLOSED WHITE PROXY CARD.

The reasons for Northrop’s non-binding proposals are obvious. They want to pressure your Board into accepting their inadequate, below-market $47* per share offer. Northrop’s interests are very different than yours — if you sell your shares, you want to receive the highest price possible; Northrop, on the other hand, wants to buy your shares for the lowest price possible.

On April 9, 2002, your TRW stock closed at $51.30 — significantly more than Northrop’s offer. The offer price is less than 5% above the market price of TRW’s shares on the day prior to the recent unexpected departure of our former CEO. Despite Northrop’s self-serving assertions to the contrary, this is hardly a premium offer for your shares.

Northrop’s first proposal is that your Board should reveal to Northrop confidential, business-sensitive information about TRW. Northrop suggests that if TRW does this, they might increase their offer price. But the facts are:

•	Sharing TRW’s confidential, business-sensitive information in the context of Northrop’s financially inadequate offer makes no sense.

•	Northrop has made no promise or commitment to increase their offer price, no matter how much information they are shown.

Northrop’s second proposal is that your Board establish a special committee of independent directors to evaluate its bid. This proposal makes little sense and would unnecessarily interfere with your Company’s affairs.

•	Your Board is already comprised overwhelmingly of independent directors — 11 of 13 TRW directors are independent.

•	Critical decisions regarding the future of your Company and its strategic direction should be evaluated by the entire Board, not by a selected sub-group of directors.

•	The entire Board, together with our financial and legal advisors, have undertaken a deliberate and careful review of Northrop’s actions.

Finally, Northrop’s third proposal that the Board should facilitate their offer will fool no one. TRW shareholders have every opportunity to decide for themselves whether they want to accept Northrop’s offer. So far, the answer is very clear. In a resounding rejection, the holders of more than 98% of TRW’s shares determined not to accept Northrop’s offer by its initial expiration date on March 29, 2002.

We are continuing to move ahead with our value enhancement plan — a plan that we believe will deliver value to you in excess of Northrop’s offer. Your Board is focused on executing this plan and is committed to doing the right thing for TRW’s shareholders. We expect to announce our first quarter earnings shortly and continue to be on track to meet or exceed our 2002 earnings expectations.

We appreciate your support and will keep you informed in the months ahead as we continue to make progress on our value enhancement plan.

Time is short. Please sign, date and return the enclosed WHITE proxy card today. We urge you to discard any proxy card Northrop sends you. Do not sign any green or blue proxy card — even as a protest vote against Northrop.

On behalf of the Board of Directors,

Philip A. Odeen	Kenneth W. Freeman
Chairman	Lead Director

IMPORTANT

PLEASE SIGN, DATE AND RETURN THE ENCLOSED
WHITE PROXY CARD TODAY.

PLEASE DO NOT RETURN ANY GREEN PROXY CARD FOR ANY REASON. ONLY YOUR LATEST DATED PROXY CARD WILL BE COUNTED, AND ANY GREEN PROXY SENT IN FOR ANY REASON COULD INVALIDATE YOUR PREVIOUS VOTE.

If you have any questions or need assistance in voting your shares, please call:

GEORGESON SHAREHOLDER COMMUNICATIONS INC.

17 STATE STREET
10TH FLOOR
NEW YORK, NEW YORK 10004
CALL TOLL FREE: (866) 649-8030

*	Northrop Grumman’s Offer to Exchange would provide for each share of TRW common stock to be exchanged for that number of shares of Northrop Grumman common stock having a value equal to $47. The exact exchange ratio would be determined by dividing $47 by the average of the closing price of Northrop Grumman common stock for the five consecutive trading days ending immediately prior to the second trading day prior to the expiration of the Offer to Exchange, but in no event will the exchange ratio be greater than 0.4563 ($47/$103) or less than 0.4159 ($47/$113).

Note: Certain cautionary language relating to the benefits of the value enhancement plan and certain forward-looking statements in this letter are contained in TRW’s April 2, 2002 Supplement to its Annual Meeting Proxy Statement.